Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-107421 and 333-107421-01 on Forms S-3, Registration Statement Nos. 333-107748 and 333-107743 on Forms S-8, and Registration Statement Nos. 333-33896 and 333-33896-01 on Forms S-4 of NiSource Inc., of our report, dated March 7, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to accounting for asset retirement obligations as explained in Note 1V), relating to the financial statements and financial statement schedules of NiSource Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of NiSource Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Chicago, Illinois
March 7, 2005